Exhibit 99.1

FIRST UNITED CORPORATION ANNOUNCES FIRST
QUARTER EARNINGS

OAKLAND, MARYLAND—May 5, 2006: First United Corporation (Nasdaq: FUNC), a financial holding company and the parent company of First United Bank & Trust, announces net income for the quarter ended March 31, 2006 of $2.81 million ($.46 earnings per share) compared to $2.76 million ($.45 earnings per share) for the first quarter of 2005, a 1.8% increase.

For the three-month period ended March 31, 2006, the Corporation’s annualized return on average assets and average shareholders’ equity were .87% and 12.12%, respectively, compared to .90% and 12.81%, respectively, for the same period in 2005.

Total assets were $1.30 billion at March 31, 2006, a $13.2 million decrease from $1.31 billion at December 31, 2005.

Loans and leases were $955.6 million at March 31, 2006 compared to $960.9 million at December 31, 2005, a decrease of $5.4 million (1%). Continued growth in commercial loans and mortgage loans was offset by a decline in the installment portfolio. The decrease in installment loans resulted from management’s strategy to de-emphasize this type of highly rate-competitive lending in our major markets.

Deposits declined $3.2 million during the first quarter of 2006 to $952.7 million from $955.9 million at December 31, 2005. The composition of deposits changed with a reduction in demand deposit balances offset by a slight increase in brokered certificates of deposit. The combined effect of the increasing rate environment and the overall increase in average interest-bearing liabilities of $53 million in the first quarter of 2006 when compared to the first quarter of 2005 resulted in a 70 basis point increase in the average rate on our average interest-bearing liabilities to 3.18% in 2006 compared to 2.48% for the first quarter 2005.

Comparing March 31, 2006 to December 31, 2005, shareholders’ equity increased 1.5%, from $92.0 million to $93.4 million, resulting in an increase in book value per share from $15.04 at December 31, 2005 to $15.25 at March 31, 2006. There were 6,123,381 shares of the Corporation’s common stock issued and outstanding at March 31, 2006.

Net-Interest Income

Net interest income increased $.5 million during the first three months of 2006 when compared to the same period in 2005. The increase in interest income resulted from an increase in average interest-earning assets of $25 million (2%) during the first quarter of 2006 when compared to the first quarter of 2005. The increase in interest-earning assets is primarily attributable to the growth experienced in our loan portfolio throughout 2005 and the increase in the investment portfolio. The sale of $31 million in lower yielding mortgage loans that was completed in December 2005 and the impact of rising interest rates during 2005 contributed to the increase in the average rate on our loan portfolio of 84 basis points, from 6.20% for the first quarter of 2005 to 7.04% for the first quarter of 2006 (on a fully tax equivalent basis). The increase in interest expense was due to the combined effect of the increasing rate environment and the overall increase in average interest-bearing liabilities of $53 million, which resulted in a 70 basis point increase in the cost of funds to 3.18% in 2006 compared to 2.48% for 2005. The net interest margin, on a fully tax equivalent basis, was 3.57% for the quarter ended March 31, 2006, increasing from 3.38% for the first quarter of 2005.

Asset Quality

The Corporation’s asset quality continues to be sound. The ratio of non-accrual and 90 days past-due loans to total loans at March 31, 2006 was .41% compared to .35% at December 31, 2005. The ratio of non-accrual and 90 days past-due loans to total assets at March 31, 2006 was .31% compared to .26% at December 31, 2005.

The provision for loan losses for the first quarter of 2006 was a credit, or reduction to expense of $.1 million, the same result as for the first quarter of 2005. As a result of management’s evaluation of the loan portfolio, the allowance for loan losses decreased to $6.2 million at March 31, 2006, compared to $6.5 million at December 31, 2005. This decrease was a result of several factors, including: a decrease in the amount of gross loans from $961 million at December 31, 2005 to $956 million at March 31, 2006; a decrease in our net charge-off percentage to .05% for the first quarter of 2006 compared to .10% for the first quarter of 2005; an increase in loan recoveries; and a negative provision for loan losses in the first quarter of 2006. Management believes that the allowance at March 31, 2006 is adequate to provide for probable losses inherent in our loan portfolio.

Non-Interest Income and Non-Interest Expense

Other operating income increased by $.4 million for the first quarter of 2006 when compared to the first quarter of 2005, due primarily to an increase in service charge income. Operating expenses increased $1.0 million in the first quarter of 2006 when compared to the first quarter of 2005, due primarily to increased personnel costs.

ABOUT FIRST UNITED CORPORATION

First United Corporation offers full-service banking products and services through its trust company subsidiary, First United Bank & Trust, and consumer finance products through its consumer finance subsidiaries, OakFirst Loan Center, Inc. and OakFirst Loan Center, LLC. The Corporation also offers a full range of insurance products and services to customers in its market areas through First United Insurance Group, LLC. These entities operate a network of offices throughout Garrett, Allegany, Washington, and Frederick Counties in Maryland, as well as Mineral, Hardy, Berkeley, and Monongalia Counties in West Virginia. The Corporation’s website is www.mybankfirstunited.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements do not represent historical facts, but statements about management’s beliefs, plans and objectives about the future, as well as its assumptions and judgments concerning such beliefs, plans and objections. These statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” and similar expressions. Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true. These projections involve risk and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. For a discussion of these risks and uncertainties, see the Risk Factors contained in Item 1A of Part I of the Annual Report of First United Corporation on Form 10-K for the year ended December 31, 2005.

FIRST UNITED CORPORATION
Oakland, MD
Stock Symbol : FUNC
(Dollars in thousands, except per share data)

	Three Months Ended
	unaudited
	Mar 31	Mar 31
	2006	2005
EARNINGS SUMMARY
Interest income	$18,977	$16,150
Interest expense	$8,840	$6,560
Net interest income	$10,137	$9,590
Provision for loan and lease losses	$(77)	$(91)
Noninterest income	$3,516	$3,081
Noninterest expense	$9,518	$8,479
Income taxes	$1,407	$1,529
Net income	$2,805	$2,754
Cash dividends paid	$1,163	$1,129
	Three Months Ended
	unaudited
	Mar 31	Mar 31
	2006	2005
PER COMMON SHARE
Earnings per share
Basic/Diluted	$0.46	$0.45
Book value	$15.25	$14.23
Closing market value	$22.83	$20.15
Common shares outstanding at period end
Basic/Diluted	6,123,681	6,099,383

PERFORMANCE RATIOS (Period End)
Return on average assets	0.87%	0.90%
Return on average shareholders' equity	12.12%	12.81%
Net interest margin	3.57%	3.38%
Efficiency ratio	67.93%	66.08%

PERIOD END BALANCES
Assets	$1,297,793	$1,255,778
Earning assets	$1,188,162	$1,150,961
Gross loans and leases	$955,585	$923,690
Consumer Real Estate	$363,218	$345,841
Commercial	$408,446	$380,877
Consumer	$183,921	$196,972
Investment securities	$229,053	$222,229
Total deposits	$952,745	$915,235

Noninterest bearing	$105,322	$116,454
Interest bearing	$847,423	$798,781
Shareholders' equity	$93,386	$86,821

CAPITAL RATIOS
Period end capital to risk-
weighted assets:
Tier 1	11.76%	11.00%
Total	12.93%	12.33%

ASSET QUALITY
Net charge-offs for the quarter	$126	$187
Nonperforming assets: (Period End)
Nonaccrual loans	$3,272	$2,597
Restructured loans	$532	$540
Loans 90 days past due and accruing	$691	$2,022
Other real estate owned	$113	$167
Total nonperforming assets and past due loans	$10,276	$11,387
Allowance for credit losses to gross loans, at period end	0.65%	0.72%
Nonperforming and 90 day past-due loans to total loans at period end	0.41%	0.50%
Nonperforming loans and 90 day past-due loans to total assets, at period end	0.31%	0.37%